SUB-ITEM 77C
MATTERS SUBMITTED TO A VOTE OF SECUTITY HOLDERS

Tri-Continental Corporation

Annual Stockholder Meeting May 15,2003

1. Election of Directors:



For

Withheld
Robert B. Catell

95,357,921.454

3,967,940.990
John R. Galvin

95,207,031.167

4,118,831.277
William C. Morris

95,131,238.246

4,194,624.198
Robert L Shafer

95,201,302.630

4,124,559.814

Other directors currently in office:

Paul C. Guidone
Alice S. Ilchman
Frank A McPherson
John E. Merow
Betsy S. Michel
Leroy C. Richie
James N. Whitson
Brian T. Zino


2. Ratification of Deloitte & Touche LLP as auditors:

For

Against

Abstain
96,304,835.629

1,710,481.974

1,312,498.841